Exhibit (g)(3)

INVESTMENT SUBADVISORY AGREEMENT

for MassMutual AccessSM Pine Point Fund

and any Subsidiary of the Fund set forth in Exhibit A hereto

This INVESTMENT SUBADVISORY AGREEMENT (the “Subadvisory Agreement”), dated as of December 21, 2021, is between Barings LLC, a Delaware limited liability company (the “Subadviser”) and MML Investment Advisers, LLC, a Delaware limited liability company (“MML Advisers”), for the MassMutual Access Pine Point Fund (the “Fund”), a Delaware statutory trust (the “Fund”), and any wholly-owned and controlled subsidiary of the Fund that may be formed by the Fund and listed on Exhibit A hereto from time to time (each, a “Subsidiary”).

WHEREAS, the Fund is a closed-end management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “Act”) and each Subsidiary is a wholly-owned and controlled subsidiary of the Fund that is intended to be treated as a disregarded entity for U.S. federal income tax purposes;

WHEREAS, the Fund has appointed MML Advisers as the investment adviser pursuant to the terms of an Investment Management Agreement (the “Advisory Agreement”);

WHEREAS, the Advisory Agreement provides that MML Advisers may, at its option, subject to approval by the Trustees of the Fund and, to the extent necessary, the shareholders of the Fund, appoint a subadviser to assume certain responsibilities and obligations of MML Advisers under the Advisory Agreement;

WHEREAS, MML Advisers and the Subadviser are investment advisers registered with the Commission as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, MML Advisers wishes to appoint the Subadviser to serve, and the Subadviser wishes to serve, as subadviser with respect to the Fund and each Subsidiary with responsibility for such portion of the Fund’s and each Subsidiary’s assets as MML Advisers shall direct from time to time (the “Portfolio”);

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, MML Advisers and the Subadviser, intending to be legally bound, hereby agree as follows:

1.	General Provision.

(a)            MML Advisers hereby appoints the Subadviser, and the Subadviser hereby undertakes to act, as investment subadviser to the Portfolio to provide investment advice and to perform for the Fund and each Subsidiary such other duties and functions as are hereinafter set forth. The Subadviser shall, in all matters, give to the Fund, each Subsidiary and the Fund’s Board of Trustees, directly or through MML Advisers, the benefit of the Subadviser’s best judgment, effort, advice and recommendations and shall at all times perform its obligations in compliance with:

(i)            the provisions of the Act and any rules or regulations thereunder and the Internal Revenue Code of 1986, as amended, as applicable to the Fund;

(ii)              any other provisions of state or federal law applicable to the operation of registered investment companies;

(iii)            the provisions of the Agreement and Declaration of Trust and Bylaws of the Fund, as amended from time to time and provided to the Subadviser by MML Advisers (collectively referred to as the “Fund Documents”);

(iv)            policies and determinations of the Board of Trustees of the Fund and MML Advisers, of which the Subadviser has been notified;

(v)            the fundamental and non-fundamental policies and investment restrictions of the Fund as reflected in the Fund’s registration statement under the Act from time to time; and

(vi)           the Prospectus and Statement of Additional Information of the Fund in effect from time to time (collectively referred to as the “Disclosure Documents”).

(b)      The officers and employees of the Subadviser responsible for providing the services of the Subadviser hereunder shall be available upon reasonable notice for consultation with respect to the provision of such services.

(c)        Subadviser will comply with the applicable provisions of the Fund’s pricing procedures which it has received and, upon request, will provide reasonable assistance to the Fund in valuing securities held by the Fund.

References herein to the Fund include references to a Subsidiary in respect of the rights and obligations and all other terms set forth in this Subadvisory Agreement, as and to the extent applicable.

2.	Duties of the Subadviser.

(a)        The Subadviser shall, subject to the direction and control of the Fund’s Board of Trustees and MML Advisers, (i) provide a continuing investment program for the Portfolio and determine what securities or other investments shall be purchased or sold by the Portfolio; (ii) arrange, subject to the provisions of Section 5 hereof, for the purchase and sale of securities and other investments for the Portfolio; and (iii) provide reports on the foregoing to the Board of Trustees of the Fund at each Board meeting. Unless MML Advisers gives the Subadviser written instructions to the contrary, the Subadviser shall vote or determine to abstain from voting all proxies, consents or approvals solicited by or with respect to the issuers or sponsors of securities in which assets of the Portfolio are invested. The Subadviser shall provide the Fund in a timely manner with such records of its proxy voting on behalf of the Fund as is necessary for the Fund to comply with the requirements of Form N-PX or any law, rule, regulation or Commission position and records of any consents or approvals. Unless otherwise agreed to by MML Advisers and the Subadviser, Subadviser shall not act with respect to legal proceedings, including class actions or bankruptcies and notices of such proceedings.

Subject to the provisions of this Subadvisory Agreement, the Subadviser shall have the authority to buy, sell or otherwise effect investment transactions for and in the name of the Fund and any Subsidiary, including without limitation, the power to enter into swap, futures, options and other agreements with counterparties on the Fund’s or Subsidiary’s behalf as the Subadviser deems appropriate from time to time in order to carry out the Subadviser’s responsibilities hereunder.

(b)        The Subadviser shall provide to MML Advisers such reports for the Portfolio, on a monthly, quarterly or annual basis, as MML Advisers or the Board of Trustees of the Fund shall reasonably request or as required by applicable law or regulation, including, but not limited to, compliance reports and those reports listed in Appendix A.

(c)            The Subadviser shall provide full and prompt disclosure to MML Advisers and the Fund regarding itself and its partners, officers, directors, shareholders, employees, affiliates or any person who controls any of the foregoing, including, but not limited to, information regarding any change in control of the Subadviser or any change in its personnel that could affect the services provided by the Subadviser to the Fund hereunder, information regarding any material adverse change in the condition (financial or otherwise) of the Subadviser or any person who controls the Subadviser, information regarding the investment performance and general investment methods of the Subadviser or its principals and affiliates relating to the Portfolio and the performance of the Subadviser’s composite of accounts following the same or similar investment strategies as the Portfolio, information regarding the results of any examination conducted by the Commission or any other state or federal governmental agency or authority or any self-regulatory organization relating directly or indirectly to the services performed by the Subadviser hereunder with respect to the Fund, and, upon request, other information that MML Advisers reasonably deems necessary or desirable to enable MML Advisers to monitor the performance of the Subadviser and information that is required, in the reasonable judgment of MML Advisers and upon prior written request, to be disclosed in any filings required by any governmental agency or by any applicable law, regulation, rule or order.

(d)            The Subadviser (i) shall maintain such books and records as are required under the Act or other applicable law, based on the services provided by the Subadviser pursuant to this Subadvisory Agreement and as are necessary for MML Advisers or the Fund to meet its record keeping obligations generally set forth under Section 31 of the Act and rules thereunder; and (ii) shall meet with any persons at the request of MML Advisers or the Board of Trustees of the Fund for the purpose of reviewing the Subadviser’s performance under this Subadvisory Agreement at reasonable times and upon reasonable advance written notice. The Subadviser shall provide the Fund and MML Advisers (or their agents or accountants), upon reasonable prior written request by MML Advisers to the Subadviser, with access to inspect at the Subadviser’s office during normal business hours the books and records of the Subadviser relating to the Portfolio and the Subadviser’s performance hereunder and such other books and records of the Subadviser as are necessary to confirm that the Subadviser has complied with its obligations and duties under this Subadvisory Agreement. The Subadviser agrees that all records which it maintains relating to the Fund are property of the Fund, and the Subadviser will promptly surrender to the Fund any of such records or copies thereof upon the Fund’s request. The Subadviser further agrees to preserve for the periods prescribed under the Act any such records as are required to be maintained by it pursuant to this Subadvisory Agreement.

(e)            On each business day the Subadviser shall provide to the Fund’s custodian information relating to all transactions concerning the Portfolio’s assets and shall provide to the Fund’s custodian, administrator and/or sub-administrator any such additional information as reasonably requested.

(f)            The Subadviser agrees to reimburse MML Advisers and the Fund for any reasonable costs, upon evidence of invoices, bills, etc., associated with the production, printing and filing with the Commission (not including mailing costs) of supplements to the Disclosure Documents due to material changes caused by or relating to the Subadviser.

(g)            The Subadviser shall not consult with any other subadviser to the Fund or to any other investment company or investment company series for which MML Advisers serves as investment adviser concerning transactions for the Fund in securities or other assets, other than for purposes of complying with conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Act.

(h)            As MML Advisers or the Board of Trustees of the Fund may request from time to time, the Subadviser shall timely provide to MML Advisers (i) information and commentary for the Fund’s annual and semi-annual reports, in a format approved by MML Advisers, and shall (A) certify that such information and commentary discuss the factors that materially affected the performance of the Portfolio, including the relevant market conditions and the investment techniques and strategies used, and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading and (B) provide additional certifications related to the Subadviser’s management of the Portfolio in order to support the Fund’s filings on Form N-CSR, and the Fund’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 under the Act; (ii) a quarterly certification, as well as any requested sub-certifications, with respect to compliance matters related to the Subadviser and the Subadviser’s management of the Portfolio, in formats reasonably requested by MML Advisers, as they may be amended from time to time; and (iii) an annual certification from the Subadviser’s Chief Compliance Officer, appointed under Rule 206(4)-7 under the Advisers Act, with respect to the design and operation of the Subadviser’s compliance program, in a format reasonably requested by MML Advisers.

(i)            The Subadviser may delegate any of its duties and obligations hereunder to any affiliated person, as such term is defined in the Act, that is eligible to serve as an investment adviser to an investment company registered under the Act on such terms and conditions as it deems necessary or appropriate, provided that (i) MML Advisers and the Board of Trustees of the Fund consent to any such delegation and to the terms and conditions thereof, (ii) such delegation is pursuant to a written contract which receives prior approval by MML Advisers and the Board of Trustees of the Fund, which may not be materially amended without prior written approval of MML Advisers and the Board of Trustees of the Fund, and which provides for its automatic termination in the event this Subadvisory Agreement is terminated for any reason, and (iii) such delegation is permitted by and in conformity with the Act. The Subadviser shall be liable to MML Advisers and the Fund for any loss or damage arising out of, in connection with, or related to the actions, or omissions to act, of any delegee utilized hereunder as if such delegee were a party hereto. The Subadviser shall be solely responsible for compensating any delegee for services rendered, neither MML Advisers nor the Fund may be held responsible, or otherwise liable for, the payment of any amount due, or which may become due to any delegee.

3.	Other Activities.

(a)            Nothing in this Subadvisory Agreement shall prevent MML Advisers or the Subadviser from acting as investment adviser or subadviser for any other person, firm, corporation or other entity and shall not in any way limit or restrict MML Advisers or the Subadviser or any of their respective directors, officers, members, stockholders, partners or employees from buying, selling or trading any securities for its own account or for the account of others for whom it or they may be acting, provided that such activities are in compliance with U.S. federal and state securities laws, regulations and rules and will not adversely affect or otherwise impair the performance by any party of its duties and obligations under this Subadvisory Agreement. MML Advisers recognizes and agrees that the Subadviser may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Portfolio. The Subadviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Fund or MML Advisers in any way or otherwise be deemed an agent of the Fund or MML Advisers except in connection with the investment management services provided by the Subadviser hereunder.

(b)            The Subadviser agrees that it will not knowingly or deliberately favor any other account managed or controlled by it or any of its principals or affiliates over the Portfolio. The Subadviser, upon reasonable request, shall provide MML Advisers with an explanation of the differences, if any, in performance between the Portfolio and any other account with investment objectives and policies similar to the Portfolio for which the Subadviser, or any of its affiliates, acts as investment adviser. To the extent that a particular investment is suitable for both the Portfolio and the Subadviser’s other clients, such investment will be allocated among the Portfolio and such other clients in a manner that is fair and equitable in the circumstances.

4.	Compensation of the Subadviser.

The Subadviser will bear all expenses in connection with the performance of its services under this Subadvisory Agreement, which expenses shall not include brokerage fees or commissions in connection with the effectuation of securities transactions for the Portfolio. For the services provided and the expenses assumed pursuant to this Subadvisory Agreement, MML Advisers agrees to pay the Subadviser and the Subadviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee paid monthly, in arrears, at the annual rate of 0.55% on the first $500 million of the net assets of the Portfolio, 0.45% on the net assets of the Portfolio greater than $500 million to $1 billion, and 0.40% on the net assets of the Portfolio greater than $1 billion as of the end of each month (including, for the avoidance of doubt, assets held in a Subsidiary), determined before giving effect to the payment of the management fee being calculated or to any purchases or repurchases of shares of the Fund or any distributions by the Fund. For the avoidance of doubt, for any period in which the Subadviser receives compensation for investment subadvisory services from MML Advisers in respect of a subsidiary, the fee payable by MML Advisers pursuant to this Subadvisory Agreement will be calculated based on the net assets of the Fund as of the end of each Month excluding the net assets of such subsidiary. MML Advisers shall pay the Subadviser such fee not later than the fifteenth (15th) business day immediately following the end of each calendar month. If this Subadvisory Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs.

5.	Portfolio Transactions and Brokerage.

(a)            The Subadviser shall place orders with or through such brokers, dealers, futures commission merchants or other persons (including, but not limited to, broker-dealers that are affiliated with MML Advisers or the Subadviser) as may be selected by the Subadviser; provided, however, that such orders shall be consistent with the brokerage policy set forth in the Fund’s Prospectus and Statement of Additional Information, or approved by the Board of Trustees of the Fund, conform with federal securities laws and be consistent with seeking best execution. The Subadviser may effect the purchase and sale of securities in private transactions on such terms and conditions as are customary in such transactions, may use a broker to effect said transactions, and may enter into a contract in which the broker acts either as principal or as agent.

(b)            On occasions when the Subadviser deems the purchase or sale of a security or other investment to be in the best interest of the Portfolio as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other investments to be sold or purchased in order to seek best execution. In such event, the Subadviser will make allocation of the securities or other investments so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(c)            The Subadviser shall select broker-dealers to effect the Portfolio’s portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by the Subadviser on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Portfolio’s portfolio transactions by participating therein for its own account; the importance to the Fund of speed, efficiency or confidentiality; the broker-dealer’s apparent familiarity with sources from or to whom particular securities might be purchased or sold; receipt of brokerage and research services available from or through the broker-dealer in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Portfolio; and any other considerations of which the Board of Trustees of the Fund or MML Advisers may notify the Subadviser from time to time.

6.	Representations and Warranties of the Subadviser.

The Subadviser hereby represents and warrants to the Fund and MML Advisers that:

(a)	The Subadviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Subadvisory Agreement remains in effect; (ii) is not prohibited by the Act or the Advisers Act from performing the services contemplated by this Subadvisory Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred and correct promptly any violations that have occurred, and will provide prompt notice of any material violations relating to the Fund to MML Advisers; (v) has met and will seek to continue to meet for so long as this Subadvisory Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency; (vi) has the authority to enter into and perform the services contemplated by this Subadvisory Agreement; and (vii) will promptly notify MML Advisers of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Act or otherwise.

(b)	The Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide MML Advisers with a copy of the code of ethics. Within 60 days of the end of the last calendar quarter of each year that this Subadvisory Agreement is in effect, a duly authorized officer of the Subadviser shall certify to MML Advisers that the Subadviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Subadviser’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation.

(c)	The Subadviser has provided MML Advisers with a copy of its Form ADV Part 2, which as of the date of this Subadvisory Agreement is its Form ADV Part 2 as most recently deemed to be filed with the Commission, and promptly will furnish a copy of all amendments thereto to MML Advisers.

The Subadviser will promptly notify MML Advisers of any changes in the Members of its Board of Managers or in the key personnel who are either the portfolio manager(s) responsible for the Portfolio or the Subadviser’s Chief Executive Officer or President, or if there is otherwise an actual or expected change in control or management of the Subadviser.

(d)	There is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which the Subadviser or any of its principals or affiliates is a party, or to which any of the assets of the Subadviser is subject, which reasonably might be expected to (i) result in any material adverse change in the Subadviser’s condition (financial or otherwise), business or prospects; (ii) affect adversely in any material respect any of the Subadviser’s assets; (iii) materially impair the Subadviser’s ability to discharge its obligations under this Subadvisory Agreement; or (iv) result in a matter which would require an amendment to the Subadviser’s Form ADV Part 2; and the Subadviser has not received any notice of an investigation by the Commission or any state regarding U.S. federal or state securities laws, regulations or rules.

(e)	All references in the Disclosure Documents concerning the Subadviser and its affiliates and the controlling persons, affiliates, stockholders, members, directors, officers and employees of any of the foregoing provided to MML Advisers by the Subadviser or approved by the Subadviser for use in the Disclosure Documents, as well as all performance information provided to MML Advisers by the Subadviser or approved by the Subadviser for use by MML Advisers, are accurate in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such information not misleading.

(f)	The Subadviser has supplied to, or made available for review by, MML Advisers (and if requested by MML Advisers to its designated auditor) all documents, statements, agreements and workpapers reasonably requested by it relating to accounts covered by the Subadviser’s performance results and which are in the Subadviser’s possession or to which it has access.

The foregoing representations and warranties shall be continuing and be deemed repeated at and as of all times during the term of this Subadvisory Agreement.

7.	Representations and Warranties of MML Advisers.

(a)	MML Advisers represents and warrants to the Subadviser the following:

(i)	MML Advisers has all requisite corporate power and authority under applicable state law and federal securities laws and under the Advisory Agreement with the Fund to execute, deliver and perform this Subadvisory Agreement.

(ii)	MML Advisers is a registered investment adviser under the Advisers Act and is in material compliance with all other required registrations under applicable federal and state law.

(iii)	MML Advisers has received a copy of Part 2 of Subadviser’s Form ADV at least two (2) business days prior to the execution of this Subadvisory Agreement.

The foregoing representations and warranties shall be continuing during the term of this Subadvisory Agreement.

8.	Covenants of the Subadviser.

(a)            If at any time during the term of this Subadvisory Agreement, the Subadviser discovers any fact or omission, or any event or change of circumstances occurs, which would make the Subadviser’s representations and warranties in Section 6 inaccurate or incomplete in any material respect, or which might render the Disclosure Documents untrue or misleading in any material respect, the Subadviser will provide prompt written notification to the Fund and MML Advisers of any such fact, omission, event or change of circumstances, and the facts related thereto.

(b)            The Subadviser agrees that, during the term of this Subadvisory Agreement, it will provide the Fund and MML Advisers with updated information relating to the Subadviser’s performance results with respect to the Portfolio and other clients with the same or similar investment strategies as the Portfolio (subject to applicable restrictions on the release of client confidential information) as may be reasonably requested from time to time by the Fund and MML Advisers. The Subadviser shall provide such information within a reasonable period of time after the end of the month to which such updated information relates.

(c)            The Subadviser agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Fund or MML Advisers, or any of their respective affiliates in offering, marketing or other promotional materials without the prior written consent of MML Advisers.

9.	Confidentiality.

The Subadviser agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of the Portfolio Information. As used herein “Portfolio Information” means confidential and proprietary information of the Fund or MML Advisers that is received by the Subadviser in connection with this Subadvisory Agreement, including information with regard to the portfolio holdings and characteristics of the Fund. The Subadviser will restrict access to the Portfolio Information to those employees or service providers of the Subadviser who will use it only for the purpose of managing or providing services to the portion of the Fund managed by the Subadviser. Notwithstanding the foregoing, access to Portfolio Information shall only be granted to service providers in accordance with the Fund’s policy regarding the disclosure of portfolio holdings and under terms of confidentiality that are as restrictive as the terms of this Agreement. The foregoing shall not prevent the Subadviser from disclosing Portfolio Information that is (1) publicly known or becomes publicly known through no unauthorized act, (2) rightfully received from a third party without obligation of confidentiality, (3) approved in writing by MML Advisers for disclosure, or (4) required to be disclosed pursuant to a requirement of a governmental agency or law so long as the Subadviser provides MML Advisers with prompt written notice of such requirement prior to any such disclosure.

10.	Use of Names.

The names of both MML Advisers and any affiliates of MML Advisers and of the Fund and any derivative or logo or trademark or service mark or trade name are the valuable property of MML Advisers and such affiliates and the Fund. The Subadviser shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of MML Advisers or the Fund, as the case may be. The Subadviser acknowledges and agrees that, if it makes any unauthorized use of any such names, derivatives, logos, trademarks or service marks or trade names, MML Advisers and/or such affiliates or the Fund shall suffer irreparable harm for which monetary damages are inadequate and thus, such entities shall be entitled to injunctive relief without the necessity of posting bond.

11.	Duration.

Unless terminated earlier pursuant to Section 12 hereof, this Subadvisory Agreement shall remain in effect for a period of two years from the date hereof. Thereafter it shall continue in effect from year to year, unless terminated pursuant to Section 12 hereof, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the members of the Board of Trustees of the Fund who are not parties to this Subadvisory Agreement or interested persons (as defined in the Act) of any such party, and (ii) by the Board of Trustees of the Fund or by a vote of the holders of a majority of the outstanding voting securities (as defined in the Act) of the Fund.

12.	Termination.

(a)            This Subadvisory Agreement shall terminate automatically upon its assignment (within the meaning of the Act), the termination of the Advisory Agreement or the dissolution of the Fund.

(b)            The Subadvisory Agreement may be terminated by MML Advisers or the Board of Trustees of the Fund: (i) by written notice to the Subadviser with immediate effect, if the Subadviser’s registration under the Advisers Act is suspended, terminated, lapsed or not renewed; (ii) by written notice to the Subadviser with immediate effect, if the Subadviser is bankrupt or insolvent, seeks an arrangement with creditors, is dissolved or terminated or ceases to exist; (iii) by written notice to the Subadviser with immediate effect, if MML Advisers or the Board of Trustees of the Fund determines for any reason, that such termination is appropriate for the protection of the Fund, including without limitation a determination by MML Advisers or the Board of Trustees of the Fund that the Subadviser has breached an obligation or duty under this Subadvisory Agreement; or (iv) in its sole discretion, without penalty, upon sixty days prior written notice to Subadviser. This Subadvisory Agreement also may be terminated at any time, without penalty, by the vote of the holders of a “majority” of the outstanding voting securities of the Fund (as defined in the Act).

(c)            The Subadvisory Agreement may be terminated by the Subadviser, without penalty at any time, upon sixty days prior written notice, to MML Advisers and the Fund.

(d)            In the event of termination of this Subadvisory Agreement, all compensation due to the Subadviser through the date of termination will be calculated on a pro rata basis through the date of termination and paid promptly after the next succeeding month’s end.

13.	Indemnification.

(a)            In any action in which MML Advisers or the Fund or any of its or their affiliated persons (within the meaning of Section 2(a)(3) of the Act), controlling persons (as defined in Section 15 of the Securities Act of 1933, as amended), or any shareholders, members, partners, directors, officers and/or employees of any of the foregoing, are parties, the Subadviser agrees to indemnify and hold harmless the foregoing persons against any loss, claim, settlement, damage, charge, liability, cost or expense (including, without limitation, reasonable attorneys’ and accountants’ fees) to which such persons may become subject, insofar as such loss, claim, settlement, damage, charge, liability, cost or expense arises out of or is based upon (i) Subadviser’s reckless disregard, willful misfeasance, bad faith, gross negligence, fraud or willful misconduct in the performance of its duties under this Subadvisory Agreement or (ii) any untrue statement of a material fact regarding the Subadviser contained in the Prospectus or Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact regarding the Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to MML Advisers or the Fund by or on behalf of the Subadviser; or (iii) any violation of federal or state statutes or regulations by the Subadviser. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver of limitation of any rights which MML Advisers or the Fund may have under any securities laws.

(b)            Promptly after receipt by an indemnified party under this Section 13 of notice of any claim or dispute or commencement of any action or litigation, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 13, notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 13 except to the extent, if any, that such failure or delay prejudiced the other party in defending against the claim. In case any such claim, dispute, action or litigation is brought or asserted against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel specially approved in writing by such indemnified party, such approval not to be unreasonably withheld, following notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof; in which event, the indemnifying party will not be liable to such indemnified party under this Section 13 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, but shall continue to be liable to the indemnified party in all other respects as heretofore set forth in this Section 13.

Notwithstanding the foregoing, an indemnified party will have the option to select and retain its own counsel, in the indemnified party’s reasonable discretion, if (i) the indemnified party reasonably determines (A) such counsel to be necessary to protect the interests of the indemnified party; (B) that there may be a conflict between the positions of the indemnified party and the positions of any other indemnified party, or other parties to a claim, dispute, action or litigation not represented by separate counsel; (C) that representation of both the indemnified party and any such other indemnified party or other parties by the same counsel would not be appropriate; or (D) to withhold or withdraw his or her consent to being represented by counsel selected by the Subadviser or (ii) the Subadviser fails to assume the defense of a claim, dispute, action or litigation or an anticipated claim, dispute, action or litigation. The Subadviser shall fully indemnify and hold harmless the indemnified party against, and shall advance to the indemnified party on a current and as-incurred basis, the full amount of expenses of counsel selected by the indemnified party as permitted pursuant to the preceding sentence. If the Subadviser shall not have elected to assume the defense of any claim, dispute, action or litigation for an indemnified party within thirty days after receiving written notice thereof from the indemnified party, the Subadviser shall be deemed to have waived any right it might otherwise have to assume such defense.

14.	Notice.

Any notice under this Subadvisory Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party, with a copy to the Fund, at the addresses below or such other address as such other party may designate for the receipt of such notice.

If to MML Advisers:	MML Investment Advisers, LLC

1295 State Street

Springfield, MA 01111

Attention:	Karl Beinkampen

Vice President

If to the Subadviser:	Barings LLC

300 S. Tryon Street, Suite 2500

Charlotte, North Carolina 28202

Attention: Jill Dinerman

Email: jill.dinerman@barings.com

With a copy to:	Email: corporatesecretary@barings.com

If to either MML Advisers or the Subadviser, copies to:

MassMutual Access Pine Point Fund

1295 State Street

Springfield, MA 01111

Attention:	Andrew M. Goldberg

Vice President, Secretary, and Chief Legal Officer

15.	Amendments to this Subadvisory Agreement.

This Subadvisory Agreement may be amended by mutual agreement in writing, subject to approval by the Board of Trustees of the Fund and the Fund’s shareholders to the extent required by the Act. In addition, Exhibit A to this Subadvisory Agreement may be amended by the Fund from time to time to add any newly formed wholly owned and controlled subsidiary of the Fund, effective with respect to such Subsidiary as of the date set forth in Exhibit A across such Subsidiary’s name.

16.	Governing Law.

This Subadvisory Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to principles of conflict of laws.

17.	Survival.

The provisions of this Subadvisory Agreement shall survive the termination or other expiration of this Subadvisory Agreement with respect to any matter arising while this Subadvisory Agreement was in effect.

18.	Assignment; Successors.

No assignment of this Subadvisory Agreement (as defined in the Act) shall be made by the Subadviser without the prior written consent of the Fund and MML Advisers. This Subadvisory Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

19.	Entire Agreement.

This Subadvisory Agreement constitutes the entire agreement among the parties hereto with respect to the matters referred to herein, and no other agreement, oral or otherwise, shall be binding on the parties hereto.

20.	No Waiver.

No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

21.	Severability.

If any one or more provisions in this Subadvisory Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Subadvisory Agreement, but this Subadvisory Agreement shall be construed so as to effectuate the intent of the parties hereto as nearly as possible without giving effect to such invalid, illegal or unenforceable provision as if such provision had never been contained herein.

22.	Third-party Beneficiaries.

The Fund is a third-party beneficiary of this Subadvisory Agreement and shall be entitled to enforce any and all provisions of this Agreement to the full extent as if it were a party to this Agreement.

23.	Counterparts.

This Subadvisory Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Fund, MML Advisers and the Subadviser have caused this Subadvisory Agreement to be executed as of the day and year first above written.

MML INVESTMENT ADVISERS, LLC

By:	/s/ Karl Beinkampen
Name: Karl Beinkampen
Title: Vice President

BARINGS LLC

By:	/s/ Andrew M.A. Gould
Name: Andrew M.A. Gould
Title: Managing Director

Acknowledged and Agreed:

MASSMUTUAL ACCESS PINE POINT FUND

By:	/s/ Karl Beinkampen
Name: Karl Beinkampen
Title: President

MASSMUTUAL ACCESS PINE POINT FUND,

on behalf of each of the Subsidiaries set forth on Exhibit A hereto, as amended from time to time

By:	/s/ Karl Beinkampen
Name: Karl Beinkampen
Title: President

Appendix A

The Subadviser shall provide to MML Advisers the following:

1.	Quarterly Portfolio Data Sheets (due on the 10th business day after the end of every quarter):

The data sheets should include the following information:

a. Portfolio Characteristics for the Portfolio, standard and best fit market index.

b. Portfolio Sector Weights for the Portfolio, standard and best fit market index.

c. Top 10 Equity Holdings (% of equities) for the Portfolio.

d. Top 5 contributors and detractors by performance based on contribution to the Portfolio.

e. Purchases (New) and Sales (Eliminated) during the quarter.

f. Performance of the Portfolio vs. standard and best fit market index and peer group.

2.	Portfolio Manager Commentary (due on the 10th business day after the end of every quarter): The commentary should include information on the following topics (there is no limit to the number of words used):

a.	Qualitative assessment by manager: list three factors that were the major influences on performance – both positive and negative.
b.	Performance attribution:
-	The industry weightings that had the largest contribution to performance during the most recent quarter.
-	The industry weightings that had the largest detraction from performance during the most recent quarter.
-	The five holdings that contributed the most to performance during the most recent quarter.
-	The five holdings that detracted the most from performance during the most recent quarter.
c.	The manager’s market outlook.
d.	How he/she has positioned the Portfolio for the near term.

3.	Valuation: Monthly assistance with the fair valuation of the Fund’s investments.

4.	Third party portfolio attribution analysis of the Portfolio: Performance attribution should demonstrate the impact of portfolio management decisions including Asset Allocation Effects and Security Selection Effects.

5.	Quarterly Conference Calls: The purpose of this contact will be to obtain a greater understanding of the performance of the Portfolio, the reasons for that performance, and to gain valuable insights into the Portfolio provided by the manager.

6.	Annual On-Site Meeting - As part of MML Advisers’ due diligence process, members of MML Advisers’ Investment Group arrange an “on site” meeting with each of the managers in MML Advisers’ Investment Program. Typically, these meetings include a general overview of the firm as well as separate meetings with each of the portfolio managers to discuss their long-term and short-term strategies, modifications to their investment strategy or style and any other relevant information.

Exhibit A

As of December 21, 2021

Name of Subsidiary	Place of Jurisdiction	Date Added
MassMutual Private Equity Funds LLC	Delaware	December 21, 2021